Exhibit 2.2

LOCK-UP AGREEMENT

This Lock-up Agreement (this “Agreement”) is dated as of the date first set forth on the Holder’s (as defined below) signature page hereto and is between DoorDash, Inc., a Delaware corporation (the “Acquiror”) and the stockholder of Wolt Enterprises Oy, a limited liability company organized and existing under the laws of Finland (the “Company”) signatory hereto (the “Holder”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement (as defined below).

BACKGROUND:

WHEREAS, pursuant to that certain Share Purchase Agreement (as amended on April 9, 2022 and as may be amended from time to time pursuant to the terms thereof, the “Purchase Agreement”), by and among Acquiror, the Company, the representative of the Company Securityholders (which position has initially been held by Mikko Kuusi who may be replaced as the Securityholder Representative in accordance with the Purchase Agreement), and the other parties thereto, Acquiror will purchase 100% of the outstanding shares of Company Capital Stock from the Sellers upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, as an inducement to and condition to the Acquiror’s willingness to enter into the Purchase Agreement, the Acquiror has required that the Holder enter into this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“1.5% Holder” means a Lockup Stockholder that, as of immediately prior to the Closing, together with his, her or its Affiliates beneficially owns 1.5% or more of the outstanding shares of Company Capital Stock.

“Acquiror Shares” means shares of the Acquiror’s Class A Common Stock, par value $0.00001.

“Change of Control Transaction” means a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Acquiror and made to all holders of the Acquiror’s capital stock the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of all issued and outstanding voting stock of the Acquiror or the surviving entity (if applicable).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Lock-up Acquiror Shares” means 75% of the Acquiror Shares issued to the Holder (including Holder’s Indemnity Escrow Shares) pursuant to the Purchase Agreement.

“Lock-up Period” means

(i)	for one-third of the Lock-up Acquiror Shares, the period beginning on the Closing Date and ending at 5:00 p.m. Pacific time on the fiftieth (50th) day following the Closing Date;

(ii)	for one-third of the Lock-up Acquiror Shares, the period beginning on the Closing Date and ending at 5:00 p.m. Pacific time on the one hundredth (100th) day following the Closing Date; and

(iii)

for one-third of the Lock-up Acquiror Shares including Holder’s Indemnity Escrow Shares, the period beginning on the Closing Date and ending at 5:00 p.m. Pacific time on the one hundred and fiftieth (150th) day following the Closing Date.

For the avoidance of doubt, the Lock-up Period will terminate as to all Acquiror Shares at 5:00 p.m. Pacific time on the one-hundred and fiftieth (150th) day following the Closing Date.

“Transfer” means to (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any Acquiror Shares, or any options or warrants to purchase any Acquiror Shares, or any securities convertible into, exchangeable for or that represent the right to receive Acquiror Shares (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired, owned directly or indirectly by the Holder (including holding as a custodian) or with respect to which the Holder has beneficial ownership within the rules and regulations of the SEC, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the Holder or someone other than the Holder), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of Acquiror Shares or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Acquiror Shares or other securities, in cash or otherwise (any such sale, loan, pledge, or other disposition or transfer of economic consequences as described in clause (ii) above, “Prohibited Activity”), or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or any Prohibited Activity described in clause (ii) above.

1.2 Certain Interpretations. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein,” “hereby” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “party” shall be deemed to refer to any signatory to this Agreement, as applicable. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from but not including or to but not including, respectively. References to one gender include all genders. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

LOCK-UP

2.1 Lock-up.

(a) Subject to the exclusions in Section 2.1(c), the Holder agrees not to Transfer any Lock-up Acquiror Shares until the end of the applicable Lock-up Period.

(b) The Holder represents and warrants that it is not and will not, and has not caused or directed any of its direct or indirect affiliates to be or become, party to any agreement or arrangement that provides for, is designed to, or which reasonably could be expected to lead to or result in any Prohibited Activity in respect of Lock-up Acquiror Shares during the Lock-up Period.

(c) Notwithstanding the provisions in Section 2.1(a) and Section 2.1(b), the Holder may do the following:

(i) Transfer any Lock-up Acquiror Shares pursuant to a Change of Control Transaction, provided that in the event that such Change of Control Transaction is not completed, the Lock-up Acquiror Shares shall remain subject to the provisions of this Agreement;

(ii) Transfer the Lock-up Acquiror Shares to an Affiliate;

(iii) provided the Holder is a corporation, partnership, limited liability company, trust or other business entity, Transfer the Lock-up Acquiror Shares (i) directly or indirectly, to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by, advising or advised by, or under common control, management or advisement with the Holder or affiliates of the Holder (including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (ii) as part of a Transfer without consideration by the Holder to its direct or indirect members or stockholders or any affiliate of the Holder, or its current partners (general or limited), members, beneficiaries or other equity holders, or to the estates of any such stockholders, partners, beneficiaries or other equity holders; or

(iv) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the Closing Date relating to the Transfer, if then permitted by the Acquiror, provided that the securities subject to such plan may not be Transferred until after the expiration of the Lock-up Period and no public announcement or filing under the Exchange Act shall be required or shall be voluntarily made by any person regarding the establishment of such plan during the Lock-up Period;

provided, that (x) in the case of clauses (ii) and (iii) above, it shall be a condition to the Transfer that (A) the Affiliate, transferee or distributee, as the case may be, enters into an agreement with Acquiror pursuant to which it agrees in writing to be bound by the restrictions set forth herein, and there shall be no further Transfer of such Acquiror Shares except in accordance with this Lock-Up Agreement, (B) such Transfer shall not involve a disposition for value, and (C) no filing under Section 16 of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of Acquiror Shares shall be required or shall be voluntarily made during the Lock-Up Period (other than any required Form 5 filing) and (y) for the avoidance of doubt, Holder shall not Transfer any Escrow Shares until such time that such shares have been released from escrow and issued to the Holder pursuant to the terms of the Share Purchase Agreement and the Escrow Agreement.

(d) The Holder also agrees and consents to the entry of stop transfer instructions with the Acquiror’s transfer agent and registrar against the Transfer of the Lock-up Acquiror Shares except in compliance with the foregoing restrictions. By default, the Acquiror will use reasonable best efforts to instruct the transfer agent and registrar to remove stop transfer instructions using a “first in, first out” methodology if less than all of the Lock-up Acquiror Shares are to be released.

(e) In the event that a release is granted to a Lockup Stockholder (other than Holder) that is an officer or director of the Company or a 1.5% Holder (each a “Triggering Person”) under such Triggering Person’s respective Lockup Agreement relating to the lock-up restrictions set forth therein (a “Triggering Release”), the same percentage of Holder’s Lock-up Acquiror Shares as the percentage of the Lock-up Acquiror Shares being released under such Triggering Person’s Lockup Agreement represent with respect to the total number of Lock-up Acquiror Shares held by such Triggering Person shall be immediately and fully released on the same terms from lock-up restrictions set forth herein. Notwithstanding the foregoing, no waiver, termination, release or other consent will constitute a Triggering Release if the aggregate number of shares of Lock-Up Acquiror Shares released as to any Lockup Stockholder and his, her or its Affiliates (whether in one or multiple releases) has a value not greater than $5,000,000 (measured based on the closing price of Acquiror Shares on the trading day prior to the waiver or release as reported on the New York Stock Exchange).

ARTICLE III

GENERAL PROVISIONS

3.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email to the parties at the following addresses:

If to the Acquiror, to:

DoorDash, Inc.

303 2nd Street, South Tower, 8th Floor

San Francisco, CA 94107

Attention: Tia Sherringham

Email: tia@doordash.com

with a copy (not constituting notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention: Rezwan Pavri

        Robert Ishii

        Brian Keyes

Email: rpavri@wsgr.com

  rishii@wsgr.com

  bkeyes@wsgr.com

All such notices and other communications shall be deemed to have been duly given or sent (a) one (1) Business Day following the date mailed if sent by overnight commercial messenger or courier service or five (5) Business Days following the date mailed if sent by other mail service, (b) on the date on which delivered personally or (c) the date on which sent by email transmission, as the case may be, and addressed as aforesaid.

3.2 Amendment; Waiver.

(a) This Agreement may be amended by the execution and delivery of an instrument in writing signed by the Acquiror and the Holder. Notwithstanding the foregoing, the Acquiror may, in its sole discretion, waive or release any term of this Agreement as to the benefit of the Holder by the execution and delivery of an instrument in writing signed by the Acquiror; provided that such waiver or release is in accordance with Section 2.1(e) hereof.

(b) Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved).

3.3 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.4 Assignment. Except as provided in Section 2.1(c), this Agreement shall not be assigned by the Holder by operation of law or otherwise without the written consent of the Acquiror. The Acquiror may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the Acquiror is not relieved of any liability or obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 3.4 shall be void and of no effect.

3.5 Third Parties. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to confer upon any other person any rights or remedies hereunder.

3.6 Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement (collectively, the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

3.7 Exclusive Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any Relevant Matter (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings with respect to a Relevant Matter except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each of the Acquiror and the Holder irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with any Relevant Matter and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by Law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

3.8 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE AND INCLUDING ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY DEBT FINANCING SOURCE RELATED PARTY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELEVANT MATTER. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS SECTION 3.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HERETO ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION 3.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH OTHER PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

3.9 Specific Performance. The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (a) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (b) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding. Any and all remedies expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraud, nor will any such provisions limit, or be deemed to limit (x) the amounts of recovery sought or awarded in any such claim for fraud, (y) the time period during which a claim for fraud may be brought or (z) the recourse which any such party may seek against another Person with respect to a claim for fraud.

3.10 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, no failure or delay by the Acquiror or the Holder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

3.11 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

3.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

3.13 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

3.14 Termination. If the Purchase Agreement is terminated pursuant to the terms of Article IX thereof without the Closing having been consummated, then this Agreement will automatically terminate and have no further force or effect at such time; provided, however that the provisions of Section 1.2 and this Article III shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth on the Holder’s signature page below.

DOORDASH, INC.

By:
Name:
Title:

[Signature Page to the Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below.

HOLDER:

Holder Name:____________________________________________________________________________________________

Signature:_______________________________________________________________________________________________
(Signature(s) of Holder(s))

Name:__________________________________________________________________________________________________
(Please Print)

Title:___________________________________________________________________________________________________

Date:__________________________________________________________________________________________________

ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:______________________________________________________________________________________________
(Signature(s) of Holder(s))

Name:_________________________________________________________________________________________________
(Please Print)

Title:__________________________________________________________________________________________________

Date:__________________________________________________________________________________________________

ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:______________________________________________________________________________________________
(Signature(s) of Holder(s))

Name:_________________________________________________________________________________________________
(Please Print)

Title:__________________________________________________________________________________________________

Date:__________________________________________________________________________________________________

[Signature Page to the Lock-Up Agreement]